                                                                    EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

             IPC HOLDINGS, LTD. REPORTS FOURTH QUARTER 2006 RESULTS,
 INCREASES QUARTERLY DIVIDEND BY 25%, AND ANNOUNCES ESTIMATE OF LOSS RANGE FROM
                WINTER STORM KYRILL OF $35 MILLION - $45 MILLION

PEMBROKE, BERMUDA, February 20, 2007. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported net income for the quarter ended December 31, 2006 of $108.2 million, or $1.52 per common share, compared to a net loss of $(74.8) million, or $(1.32) per common share, for the fourth quarter of 2005. For the year ended December 31, 2006, IPC reported net income of $394.6 million, or $5.54 per common share, compared to a net loss of $(623.4) million, or $(12.30) per common share, for 2005.

                                                         Quarter ended December 31,    Year ended December 31,
                                                         --------------------------   -------------------------
                                                             2006          2005           2006          2005
                                                         -----------   -----------    -----------   -----------
                                                         (unaudited)   (unaudited)    (unaudited)
                                                                (expressed in thousands of U.S. Dollars,
                                                                        except per share amounts)
NET OPERATING INCOME (LOSS)                              $    97,045   $   (68,459)   $   382,500   $  (612,843)
Net realized gains (losses) on investments                    11,106        (6,376)        12,085       (10,556)
                                                         -----------   -----------    -----------   -----------
NET INCOME (LOSS)                                        $   108,151   $   (74,835)   $   394,585   $  (623,399)
                                                         -----------   -----------    -----------   -----------
Preferred dividend                                             4,235         2,664         17,176         2,664
                                                         -----------   -----------    -----------   -----------
NET INCOME (LOSS) AVAILABLE TO COMMON
   SHAREHOLDERS                                          $   103,916   $   (77,499)   $   377,409   $  (626,063)
                                                         ===========   ===========    ===========   ===========
Basic net income (loss) available to common
   shareholders, per common share                        $      1.63   $     (1.32)   $      5.93   $    (12.30)
Diluted net income (loss) per common share               $      1.52   $     (1.32)   $      5.54   $    (12.30)

NET OPERATING INCOME (LOSS) PER COMMON SHARE (DILUTED)   $      1.36   $     (1.17)   $      5.37   $    (12.04)

Weighted average number of common shares - basic          63,658,092    58,541,011     63,636,935    50,901,382
Weighted average number of common shares - diluted        71,240,624    58,541,011     71,212,287    50,901,382

NON-GAAP FINANCIAL MEASURES:

In addition to the GAAP financial measures set forth herein, IPC Holdings, Ltd. (the "Company") has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. "Net operating income (loss)" and its per share equivalent, as used herein, differ from "net income (loss)" and its per share equivalent under GAAP, which the Company believes is the most directly comparable GAAP measure. Net operating income (loss) is a common performance measurement which, as calculated by the Company, corresponds to net income
(loss) excluding net realized gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. We believe that the presentation of net operating income (loss) provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with our peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating income (loss) as a non-GAAP measure in assessing IPC's overall financial performance.

RESULTS OF OPERATIONS:

For the quarter ended December 31, 2006, our net operating income was $97.0 million, or $1.36 per common share, compared to a net operating loss of $(68.5) million, or $(1.17) per common share for the fourth quarter of 2005. For the year ended December 31, 2006, our net operating income was $382.5 million, or $5.37 per common share, compared to a net operating loss of $(612.8) million, or $(12.04) per common share, in 2005.

President and Chief Executive Officer Jim Bryce commented: "2006 was clearly a great year in terms of underwriting results, for the industry in general, and IPC specifically, as a result of unusually little catastrophe activity in the year. This has been followed by a relatively orderly renewal season for business renewing at January 1, 2007. The majority of renewals were generally in line with our expectations, in both the U.S. and elsewhere. However, the industry is now coming to something of a crossroads. As a result of the excellent earnings generated in 2006, the reinsurance market has more capacity to offer, at the same time that demand for capacity is being impacted by a number of external factors, including recent legislative developments in Florida which among other things provide for significantly greater reinsurance capacity being offered by the state hurricane catastrophe fund. Important decisions will have to be made regarding the need to maintain underwriting discipline, which might require companies to undertake capital management actions to sustain adequate returns to shareholders. The alternative is for the industry to forget or ignore the size of losses that were incurred in 2004 and 2005, and allow market forces to put downward pressure on pricing. Hopefully, recent winter storm Kyrill will have served as a reminder that catastrophic events can occur at any time, anywhere in the world, and pricing levels that will enable us to pay for such events occurring with increased frequency, need to be maintained."

Mr. Bryce also added that "With respect to the developments in Florida, IPC's coverage for Florida risks generally does not arise from Florida-based insurance companies who only operate in that state, but mostly results from the reinsurance of the larger U.S.-based insurance companies, who operate throughout the United States and elsewhere. Currently, such companies buy catastrophe reinsurance protection for their entire U.S. nationwide portfolio, for all perils, rather than for specific perils in single states or zones. It remains to be seen whether the new legislation will result in changes in the buying habits of our clients, and if so, whether it will result in a reduction in the amount of premium IPC receives from these clients. "

In the quarter ended December 31, 2006, we wrote gross premiums of $17.6 million, compared to $13.6 million in the fourth quarter of 2005. This increase was primarily due to the impact of accrued estimated reinstatement premiums, which were $5.5 million more in the fourth quarter of 2006, compared to the fourth quarter of 2005. The effect of changes to business written for existing clients, which includes pricing, changes to program structure and/or renewal dates, as well as changes to foreign exchange rates, was a $0.9 million decrease in the fourth quarter of 2006, compared to the fourth quarter of 2005. In addition, in the fourth quarter of 2006, we wrote new business of $0.8 million, which partially offset business that we did not renew, which totalled $0.9 million in the same period. Excess of loss premium adjustments were $0.4 million less in the quarter ended December 31, 2006 in comparison to the fourth quarter of 2005. For the year ended December 31, 2006, we wrote gross premiums of $429.9 million, compared to $472.4 million in 2005. The primary reason for the decrease was the reduction in reinstatement premiums which were $122.5 million lower for the year ended December 31, 2006, compared to 2005. Reinstatement premiums in 2005 mostly arose as a result of claims from hurricane Katrina. The decrease in reinstatement premiums was partially offset by the effect of changes to business written for existing clients, including pricing, changes to program structure and/or renewal dates, as well as changes to foreign exchange rates, which totalled an increase of $77.8 million. New business in the year ended December 31, 2006 totalled $26.1 million, which offset $25.9 million not renewed during the same period. In addition, excess of loss premium adjustments were $2.2 million higher in 2006 compared to 2005. Excluding reinstatement premiums, gross written premiums for the year ended December 31, 2006 were $423.1 million, compared to$343.2 million in 2005, representing an increase of 23.2%.

In the fourth quarter of 2006, we ceded $0.7 million of premiums to our retrocessional facilities, compared with $1.2 million for the quarter ended December 31, 2005. The actual contracts ceded are at IPC's underwriters' judgement in optimizing the risk profile of the portfolio, which can cause premiums ceded to vary as a proportion of our gross writings, from quarter to quarter. For the year ended December 31, 2006, we ceded $17.7 million to our retrocessional facilities, compared to $21.6 million ceded in 2005.

We earned net premiums of $101.6 million in the fourth quarter of 2006, compared to $76.1 million in the fourth quarter of 2005. The increase is due to the 23% increase in written premiums (excluding reinstatement premiums) during the preceding twelve months, as well as the increase in reinstatement premiums during the fourth quarter of 2006, compared to the fourth quarter of 2005, as discussed above. For the year ended December 31, 2006 we earned net premiums of $397.1 million, compared to $452.5 million in 2005. The decrease is predominantly due to the reduction of reinstatement premiums discussed above, offset in part by the overall increase in written premiums (excluding reinstatement premiums) during 2006.

We earned net investment income of $28.6 million in the quarter ended December 31, 2006, compared to $23.7 million in the fourth quarter of 2005. In the fourth quarter of 2006 we received dividends of $3.3 million from our investments in equity funds and a fund of hedge funds. In the fourth quarter of 2005, we received dividends of $3.7 million from these investments. However, we benefitted from an increase in the average yield of our fixed income investment portfolio, as well as an increase in the average balance of invested assets, which primarily resulted from our capital-raising which took place in November 2005. For the year ended December 31, 2006 we earned net investment income of $109.7 million, compared to $71.8 million in 2005. For the year ended December 31 2006, this included dividends of $12.7 million from the investments noted above, compared to $9.9 million from dividends in 2005. The benefits of improved yield and increased average balance of invested assets noted above were also applicable to year ended December 31, 2006.

We realized a net gain of $11.1 million from investments in the quarter ended December 31, 2006, compared to a net realized loss from investments of $(6.4) million in the fourth quarter of 2005. Net realized gains and losses fluctuate from period to period, depending on the individual securities sold. Our net realized gain in the fourth quarter of 2006 includes a write-down of $1.1 million in the cost basis of certain fixed income securities where management has determined there had been a decline in value which was other than temporary, caused by changes in interest rates. For the year ended December 31, 2006 we realized a net gain from investments of $12.1 million, which is net of an other-than-temporary impairment charge of $27.7 million. In June 2006, we sold our investment in an equity fund with attributes similar to those of the S & P 500 Index, realizing a $27.8 million gain. The proceeds were used to invest in an Ireland-based fund with similar attributes. In July and November, 2006 we sold $20.0 million and $21.0 million, respectively, from our investment in a global equity fund, realizing gains of $8.2 million and $9.4 million, respectively. By comparison, we realized a net loss from investments of $(10.6) million in 2005, which included $5.2 million of realized gains from the sale of equities, offset by $15.8 million of net losses realized from the sale of bonds.

In the quarter ended December 31, 2006, we incurred net losses and loss adjustment expenses of $15.1 million, compared to $154.3 million for the fourth quarter of 2005. Our net losses in the fourth quarter of 2006 include $2.2 million for European snow losses; $2.7 million from Cat.# 67, a tornado system which hit the mid-west U.S.; and a $1.6 million reserve established for the storms which struck the north-west U.S. The balance of the incurred losses in the fourth quarter of 2006 related to some increases for prior year events, in particular hurricane Wilma, and reserves established for pro rata treaty business. Our loss ratio, which is the ratio of net losses and loss adjustment expenses to net premiums earned, was 14.9% for the quarter ended December 31, 2006, compared to 202.9% for the fourth quarter of 2005. For the year ended December 31, 2006 we incurred net losses of $58.5 million, compared to $1,072.7 million in 2005. In addition to losses listed above, incurred losses for the year ended December 31, 2006 include claims from cyclone Larry; super-typhoon Shanshan, two accidents which occurred in 2005: an explosion which occurred in the U.K. in December 2005, and a train wreck and associated chemical spill which took place in South Carolina in January 2005, and reserves established for pro rata treaty business. Our loss ratio for the year ended December 31, 2006 was 14.7%, compared to 237.0% for 2005.

Our net acquisition costs, which are primarily commissions and fees paid to brokers for the production of business, were $9.8 million for the fourth quarter of 2006, compared to $8.5 million in the fourth quarter of 2005. These costs have increased as a result of the increase in earned premium, after taking into account the impact of reinstatement premiums, which have reduced or no brokerage thereon. For the year ended December 31, 2006 net acquisition costs amounted to $37.5 million, compared to $39.2 million in 2005. This decrease is the result of the reduction in earned premiums for the period, primarily caused by the reduced level of reinstatement premiums during 2006. General and administrative expenses totaled $8.9 million in the fourth quarter of 2006, compared to $6.5 million in the fourth quarter of 2005. The primary area of increase was salaries and other compensation. For the year ended December 31, 2006, general and administrative expenses totaled $34.4 million, compared to $27.5 million in the corresponding period of 2005. This increase is the result of increases in the amounts of salaries and other compensation, fees for letters of credit provided to cedants as collateral for loss reserves, legal fees in connection with our shelf registration statement filed in April 2006, the set-up costs of our new syndicated revolving credit/letter of credit facility, and professional fees connected with various activities.

Our expense ratio, which is the ratio of net acquisition costs plus general and administrative expenses to net premiums earned, was 18.4% for the fourth quarter of 2006, compared to 19.7% for the fourth quarter of 2005. For the year ended December 31, 2006, our expense ratio was 18.1%, compared to 14.8% in 2005. The expense ratios in 2006 are higher primarily because of the significant reduction in reinstatement premiums, in comparison to 2005.

On February 20, 2007, the Board of Directors declared a quarterly dividend of $0.20 per common share, payable on March 22, 2007, to shareholders of record on March 6, 2007. .

ESTIMATE OF WINDSTORM KYRILL:

We also take this opportunity to issue our initial estimate of losses resulting from winter storm Kyrill, which swept across Europe on January 18-19, 2007. Our preliminary estimated range of the net impact to IPC, which is based on a review of individual treaties expected to be impacted, client data received to date and has taken into account current industry loss estimates, is between $35 million and $45 million. Given that there is currently a wide range of industry loss estimates, and many clients are still in the early stages of their exposure evaluations, any forecasts regarding the losses to be expected from this windstorm are a matter of considerable uncertainty. IPC's actual losses may ultimately differ materially from these estimates.

Our management will be holding a conference call to discuss these results at 8:30 a.m. Eastern time tomorrow, February 21, 2007. This conference call will be broadcast simultaneously on the internet and can be accessed from our website at www.ipcre.bm, under the 'News' / 'Webcasts' section, and a replay of the call will also be available at this site from 10:30 a.m. Eastern time until 12:00 midnight Eastern time on Thursday, March 1, 2007.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as "believes," "anticipates," "intends," "expects" and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (f) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

     CONTACT:   JIM BRYCE, PRESIDENT AND CHIEF EXECUTIVE OFFICER OR
                JOHN WEALE, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                TELEPHONE: 441-298-5100

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

 (Expressed in thousands of United States dollars, except for per share amounts)

                                                              As of               As of
                                                        December 31, 2006   December 31, 2005
                                                        -----------------   -----------------
                                                           (unaudited)
ASSETS:
Fixed maturity investments:
   available for sale, at fair value                       $1,819,561           $1,998,606
Equity investments: available for sale, at fair value         577,549              530,127
Cash and cash equivalents                                      88,415               31,113
Reinsurance premiums receivable                               113,811              180,798
Deferred premiums ceded                                         2,823                4,120
Losses and loss adjustment expenses recoverable                 1,989                1,054
Accrued investment income                                      28,469               19,885
Deferred acquisition costs                                      9,551                7,843
Prepaid expenses and other assets                               3,261                4,735
                                                           ----------           ----------
   TOTAL ASSETS                                            $2,645,429           $2,778,281
                                                           ==========           ==========
LIABILITIES:
Reserve for losses and loss adjustment expenses            $  548,627           $1,072,056
Unearned premiums                                              80,043               66,311
Reinsurance premiums payable                                    4,680                4,991
Deferred fees and commissions                                   1,150                1,363
Accounts payable and accrued liabilities                       19,974               17,160
                                                           ----------           ----------
   TOTAL LIABILITIES                                          654,474            1,161,881
                                                           ----------           ----------
SHAREHOLDERS' EQUITY:
Share capital:
   Common shares outstanding, par value U.S.$0.01                 637                  637
   Mandatory convertible preferred shares, par value
   U.S.$0.01                                                       90                   90
Additional paid-in capital                                  1,475,533            1,473,257
Deferred stock grant compensation                              (1,441)              (2,492)
Retained earnings                                             388,826               52,126
Accumulated other comprehensive income                        127,310               92,782
                                                           ----------           ----------
   TOTAL SHAREHOLDERS' EQUITY                               1,990,955            1,616,400
                                                           ----------           ----------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY:             $2,645,429           $2,778,281
                                                           ==========           ==========

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                (Expressed in thousands of United States dollars)

                                             Quarter ended December 31,    Year ended December 31,
                                             --------------------------   -----------------------
                                                  2006          2005          2006         2005
                                              -----------   -----------   -----------   ----------
                                              (unaudited)   (unaudited)   (unaudited)
REVENUES:
Gross premiums written                         $ 17,645      $ 13,572      $429,851     $  472,387
Premiums ceded                                     (716)       (1,177)      (17,690)       (21,581)
                                               --------      --------      --------     ----------
Net premiums written                             16,929        12,395       412,161        450,806
Change in unearned premium reserve, net          84,650        63,669       (15,029)         1,716
                                               --------      --------      --------     ----------
Net premiums earned                             101,579        76,064       397,132        452,522
Net investment income                            28,608        23,654       109,659         71,757
Net realized gains (losses) on investments       11,106        (6,376)       12,085        (10,556)
Other income                                        816           957         3,557          5,234
                                               --------      --------      --------     ----------
                                                142,109        94,299       522,433        518,957
                                               --------      --------      --------     ----------
EXPENSES:
Net losses and loss adjustment expenses          15,104       154,315        58,505      1,072,662
Net acquisition costs                             9,841         8,527        37,542         39,249
General and administrative expenses               8,880         6,473        34,436         27,466
Net exchange loss (gain)                            133          (181)       (2,635)         2,979
                                               --------      --------      --------     ----------
                                                 33,958       169,134       127,848      1,142,356
                                               --------      --------      --------     ----------
NET INCOME (LOSS)                              $108,151      $(74,835)     $394,585     $ (623,399)
Preferred dividend                                4,235         2,664        17,176          2,664
                                               --------      --------      --------     ----------
NET INCOME (LOSS) AVAILABLE TO
COMMON SHAREHOLDERS                            $103,916      $(77,499)     $377,409     $ (626,063)
                                               ========      ========      ========     ==========
Loss and loss expense ratio (1)                    14.9%        202.9%         14.7%         237.0%
Expense ratio (2)                                  18.4%         19.7%         18.1%          14.8%
Combined ratio (Sum of 1 + 2)                      33.3%        222.6%         32.8%         251.8%